Lydall, Inc One Colonial Road Manchester, CT 06042-2378	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2011

MANCHESTER, CT – March 13, 2012 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter (“Q4 2011”) and 2011 Year Highlights

•	Sales for Q4 2011 were $89.3 million compared to $89.9 in Q4 2010
o	2011 Sales were a record $383.6 million, an increase of 21.3% from 2010
•	Operating income from continuing operations in Q4 2011 was $4.4 million, an increase of $2.6 million from Q4 2010
o	Operating income from continuing operations in 2011 was $16.2 million, or $12.7 million higher than 2010
•	EPS from continuing operations in Q4 2011 was $0.16 compared to $0.01 in Q4 2010
o	Q4 2010 included negative tax adjustments of ($0.11) per share
o	EPS from continuing operations in 2011 was $0.54 compared to $0.11 in 2010
•	Cash and short-term investments of $42.9 million at December 31, 2011 compared to $25.0 million at December 31, 2010

Summary Financial Results

(millions of US dollars, excluding EPS)

	Fourth Quarter Ended December 31,				Year Ended December 31,
		Revised				Revised
	2011	2010	Change	% Change	2011	2010	Change	% Change

Net sales	$89.3	$89.9	$(0.5)	-0.6%	$383.6	$316.1	$67.5	21.3%
Gross profit	16.9	14.6	2.3	15.7%	67.5	53.9	13.6	25.3%
Gross Margin	19.0%	16.3%			17.6%	17.0%
Operating income	4.4	1.8	2.6	141.1%	16.2	3.5	12.7	360.5%
Income from continuing ops.	2.7	0.3	2.4		9.0	1.9	7.1
Income (loss) from disco. ops., net of tax	-	(0.6)	0.6		4.7	0.7	4.0
Net income (loss)	$2.7	$(0.3)	$3.0		$13.8	$2.6	$11.1

Diluted earnings per share:
Continuing operations	$0.16	$0.01	$0.15		$0.54	$0.11	$0.43
Discontinued operations	$-	$(0.03)	$0.03		$0.28	$0.04	$0.24
Net Income (loss)	$0.16	$(0.02)	$0.18		$0.82	$0.16	$0.66

Net sales were $89.3 million in the fourth quarter of 2011 compared with $89.9 million in the fourth quarter of 2010, and $67.5 million higher, or 21.3%, for 2011 compared with 2010. Foreign currency translation had a marginal impact on Q4 2011 net sales compared to Q4 2010, and favorably impacted 2011 by 2.1% compared to 2010. The fourth quarter sales were relatively flat, resulting primarily from an increase of $4.4 million in the Thermal/Acoustical segment and a decrease of $4.6 million in the Performance Materials segment. The full year sales increase was attributed primarily to a $57.7 million increase in Thermal/Acoustical sales and a $10.9 million increase in Performance Materials sales.

Gross margin in Q4 2011 was 19.0% compared to 16.3% in Q4 2010 reflecting a significant improvement in the performance of the Thermal/Acoustical segment driven by improvements in the fiber parts manufacturing process and absorption of costs due to increased sales. The gross margin for 2011 was 17.6% compared to 17.0% for 2010, reflecting flat gross margin in the Performance Materials segment and an improvement of 260 basis points in the Thermal/Acoustical segment.

Operating income from continuing operations for the fourth quarter of 2011 was $4.4 million compared to $1.8 million for the fourth quarter of 2010; both periods included $0.4 million of a gain on sale of product line in the Performance Materials segment. Operating income from continuing operations for 2011 was $16.2 million compared to $3.5 million in 2010; net of gain on sale of product line, operating income from continuing operations was $14.6 million and $1.0 million for 2011 and 2010, respectively. Both the fourth quarter and year benefited from higher sales, improved gross margins, and relatively flat selling, product development and administrative expenses.

Dale Barnhart, President and Chief Executive Officer, stated, “We have reported record net sales in 2011, and the highest operating income from continuing operations since 2007. We have made great progress in lowering our fiber based production costs in the Thermal/Acoustical segment and have seen a trend of product line cost improvements in sequential quarters. Our Performance Materials segment reported lower sales in Q4 2011 than Q4 2010, due to a general leveling off of demand, following peak sales in the first half of the year. We expect that Performance Materials revenue will continue at this fourth quarter 2011 level in the first quarter of 2012, but improve beginning in the second quarter. While our backlog at December 31, 2011 was consistent with levels of the previous year end, our backlog at the end of January 2012 was nearly 10% greater than at December 31, 2011.”

On June 29, 2011, the Company sold its Affinity chiller business for $15.2 million in cash. The Company recorded a net gain on sale of $3.9 million which was included in income from discontinued operations in the 2011 Consolidated Statement of Operations.

Barnhart commented, “Our 2011 achievements include continuing the Company’s transformation by the disposition of our Affinity chiller business in the second quarter of 2011. During 2012, we will continue to assess our portfolio of businesses in order to focus on our core competencies and to maximize shareholder value.”

Income from continuing operations in Q4 of 2010 included $1.9 million of income tax expense (or $0.11 per share) due to additional valuation allowance on deferred tax assets, as their future realization was not reasonably assured at that time, and due to dividends from a foreign subsidiary.

During the third quarter of 2011, the Company revised prior period financial statements for certain quarterly periods, including the fourth quarter of 2010. None of the revisions were considered material to the periods impacted.

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Liquidity

At December 31, 2011, the Company had $30.9 million of cash on hand as well as a short term investment of $12.0 million, compared to $25.0 million of cash at December 31, 2010.

Net cash provided by operating activities was $12.6 million and $14.7 million in the fourth quarter and year ended December 31, 2011, respectively, compared to $12.1 million and $10.7 million in the fourth quarter and year ended December 31, 2010, respectively. There was no significant debt outstanding at December 31, 2011, other than capital lease obligations.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss results for its fourth quarter ended December 31, 2011 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 1:00 p.m. Eastern Time on March 13, 2012 through midnight on March 20, 2012 at (855) 859-2056 or (404) 537-3406, pass code 60924722. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall's 2011 Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results" and “Risk Factors,” which outline certain risks and uncertainties regarding the Company's forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth and fluctuations in unemployment rates could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site, www.lydall.com. Information may also be obtained from the Company Contact: Erika H. Steiner, Vice President, CFO and Treasurer, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	4 of 5	March 13, 2012

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
		Revised		Revised
	2011	2010	2011	2010

Net sales	$89,343	$89,854	$383,588	$316,113
Cost of sales	72,411	75,220	316,082	262,250
Gross profit	16,932	14,634	67,506	53,863

Selling, product development and administrative expenses	12,946	13,218	52,937	52,890
Gain on sale of product line, net	(405)	(405)	(1,619)	(2,542)
Operating income	4,391	1,821	16,188	3,515

Interest expense	94	216	880	854
Other income, net	(107)	(155)	(94)	(110)
Income from continuing operations before income taxes	4,404	1,760	15,402	2,771

Income tax expense	1,736	1,510	6,355	872
Income from continuing operations	2,668	250	9,047	1,899
Income (loss) from discontinued operations, net of tax	-	(569)	4,732	740
Net income (loss)	$2,668	$(319)	$13,779	$2,639

Basic earnings per share:
Continuing operations	$0.16	$0.01	$0.54	$0.11
Discontinued operations	$-	$(0.03)	$0.28	$0.04
Net Income (loss)	$0.16	$(0.02)	$0.82	$0.16

Diluted earnings per share:
Continuing operations	$0.16	$0.01	$0.54	$0.11
Discontinued operations	$-	$(0.03)	$0.28	$0.04
Net Income (loss)	$0.16	$(0.02)	$0.82	$0.16

Weighted average common shares outstanding	16,779	16,695	16,753	16,672
Weighted average common shares and equivalents outstanding	16,918	16,695	16,896	16,788

Summary of Segment Information and Other Products

and Services

In thousands
(Unaudited)	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Sales

Performance Materials Segment	$27,699	$32,333	$134,059	$123,135
Thermal/Acoustical Segment	58,419	53,997	236,774	179,051
Other Products and Services:
Life Sciences Vital Fluids	3,711	3,909	14,670	15,562
Reconciling Items	(486)	(385)	(1,915)	(1,635)
Consolidated Totals	$89,343	$89,854	$383,588	$316,113

Operating Income

Performance Materials Segment	$2,961	$3,269	$18,194	$17,247
Thermal/Acoustical Segment	5,344	2,225	12,860	446
Other Products and Services:
Life Sciences Vital Fluids	(287)	(163)	(1,040)	(131)
Corporate Office Expenses	(3,627)	(3,510)	(13,826)	(14,047)
Consolidated Totals	$4,391	$1,821	$16,188	$3,515

Lydall, Inc. News Release	5 of 5	March 13, 2012

Financial Position

		Revised
In thousands except ratio data	December 31, 2011	December 31, 2010
(Unaudited)
Cash and cash equivalents	$30,905	$24,988
Short-term investments	$12,015	$-
Working capital	$86,021	$61,893
Total debt	$3,296	$4,888
Stockholders' equity	$160,852	$154,145
Total capitalization	$164,148	$159,033
Current ratio	2.9	2.2
Total debt to total capitalization	2.0%	3.1%

Cash Flows

In thousands	Quarter Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$12,583	$12,054	$14,657	$10,718
Net cash used for investing activities	$(2,277)	$(3,809)	$(6,309)	$(6,229)
Net cash used for financing activities	$(622)	$(528)	$(1,621)	$(1,404)
Depreciation and amortization	$3,434	$3,658	$14,478	$14,407
Capital expenditures	$(2,939)	$(4,508)	$(8,884)	$(12,001)

Common Stock Data

Quarter Ended December 31,	2011	2010

High	$11.70	$9.04
Low	$7.75	$6.91
Close	$9.49	$8.05

During the fourth quarter of 2011, 4,053,753 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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